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NORTHEAST PENNSYLVANIA FINANCIAL CORP.          4TH QUARTER EARNINGS FISCAL 2004
PAGE 1

              [NORTHEAST PENNSYLVANIA FINANCIAL CORP. LETTERHEAD]

NEWS RELEASE
------------

DATE:     October 28, 2004
CONTACT:  Jerry Holbrook
          Chief Financial Officer
PHONE:    (570) 459-3700
FAX:      (570) 450-6110

NORTHEAST PENNSYLVANIA FINANCIAL ANNOUNCES RECORD FISCAL YEAR EARNINGS OF $5.1 MILLION ($1.26 PER SHARE) AND FOURTH FISCAL QUARTER EARNINGS PER SHARE OF $0.24 DECLARES DIVIDEND OF $.06 PER SHARE

HAZLETON, Pa.--(BUSINESS WIRE)--Oct. 28, 2004-- Northeast Pennsylvania Financial Corp. (the "Company") (NASDAQ: NEPF - News), the holding company for First Federal Bank (the "Bank"), today announced record earnings for the fiscal year ended September 30, 2004 of $5.1 million, or $1.26 per diluted share, compared to a net loss of $4.1 million, or $1.08 per diluted share, for the fiscal year ended September 30, 2003. These earnings represent the highest reported annual earnings in the history of the Company and culmination of a number of significant actions undertaken by management to restructure the Company. The Company also reported fourth quarter fiscal 2004 net income of $931,000, or $0.24 per diluted share, compared to a net loss of $4.5 million, or $1.19 per diluted share, for the fourth quarter of fiscal 2003.

Results for the Company's fiscal year of 2004 include:

    o An improvement in the net interest margin to 2.64% from 2.48% in the fiscal year ended September 30, 2003.
    o The sale of approximately $57.2 million in available-for-sale investment securities, which resulted in after tax gains of approximately $792,000 ($0.20 per diluted share);
    o The sale and transfer of approximately $10.3 million in branch deposits and $650,000 of branch real estate and equipment, resulting in an after tax gain of approximately $490,000 ($0.12 per diluted share);

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NORTHEAST PENNSYLVANIA FINANCIAL CORP.          4TH QUARTER EARNINGS FISCAL 2004
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    o    The  sale of  approximately  $19.2  million  of  lower  credit  quality indirect  automobile  loans,  representing  substantially  all  of  the
         Company's  lower  credit  quality  indirect   automobile   loans.  This
         transaction did not have a significant effect on the Bank's capital or net income since the loss on sale was offset by a $1.6 million reduction in the allowance for loan losses associated with such loans. This sale was undertaken to reduce the levels of lower quality loans in the Bank's loan portfolio. The Bank ceased originating non-prime indirect automobile loans in October 2003.
    o A 47% reduction in the level of nonperforming assets from $13.5 million at September 30, 2003 to $7.2 million at September 30, 2004.

BALANCE  SHEET  REPOSITIONING
-----------------------------

During the first three fiscal quarters of 2004, management restructured the balance sheet to improve credit quality, interest rate risk management and earnings. These activities included divesting fixed-rate residential mortgage loans, entering into approximately $40.0 million of derivative contracts to convert certain long-term fixed-rate Federal Home Loan Bank ("FHLB") borrowings to a variable rate, selling approximately $30.9 million of investment securities, including $15.0 million of corporate bonds that were scheduled to mature within the next 20 months from the time of the sale, and completing the sale of the Bank's Danville, Pennsylvania branch. The proceeds from the sale of loans and securities were used to repay certain maturing borrowings, fund the transfer of branch deposits and increase the Company's investment portfolio.

During the fourth fiscal quarter, the Company continued its restructuring activities by selling approximately $26.3 million of longer-term investment securities. This sale was undertaken to reduce the duration of the overall investment portfolio. The proceeds from the sale were used to reduce the Company's shorter-term borrowings.

Total assets were $836.0 million at September 30, 2004 compared to $896.3 million at September 30, 2003. Total net loans decreased by approximately $86.4 million from September 30, 2003 to September 30, 2004 as the Bank sold $16.2 million in modified fixed-rate residential mortgage loans and $19.2 million of indirect automobile loans, reduced its indirect automobile originations through more conservative pricing and underwriting and began working out certain


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NORTHEAST PENNSYLVANIA FINANCIAL CORP.          4TH QUARTER EARNINGS FISCAL 2004
PAGE 3

classified commercial loans. This decrease was offset in part by a $28.0 million increase in the Bank's investment securities portfolio over the same period.

ASSET  QUALITY
--------------

As of September 30, 2004, nonperforming assets totaled $7.2 million, or 0.86% of total assets, compared to $13.5 million, or 1.51% of total assets, at September 30, 2003. The $6.3 million reduction during the twelve months ended September 30, 2004 was primarily the result of the balances on several large nonaccruing commercial loans being reduced due to cash collections, a $707,000 reduction in the level of foreclosed assets, charge-offs and the successful execution of various workout strategies. The reduction in foreclosed assets was due to the sale of several one-to four-family properties. To continue reducing nonperforming assets, the Bank has established workout strategies for its large commercial nonaccruing loans that are designed to prudently exit or collect on such loans within a reasonable timeframe.

The provision for loan losses totaled $50,000 for the September 2004 quarter compared to $5.0 million for the comparable quarter in 2003. The provision for loan losses totaled $1.4 million for the twelve months ended September 30, 2004 compared to $6.9 million for the twelve months ended September 30, 2003. The decrease in the provision for the three and twelve month periods ended September 30, 2004 was due to the previously mentioned reductions in nonperforming loans, the sale of lower credit quality indirect automobile loans and decreases in total loans outstanding from $502.8 million at September 30, 2003 to $413.1 million at September 30, 2004.

The allowance for loan losses totaled $8.4 million at September 30, 2004, compared to $10.2 million at September 30, 2003. The $1.8 million reduction in the allowance between fiscal years was primarily due to the sale of the indirect automobile loans. The allowance for loan losses at September 30, 2004 was 2.04% of total loans outstanding compared to 2.03% at September 30, 2003.

NET INTEREST MARGIN
-------------------

The Company's net interest margin was 2.53% for the three months ended September 30, 2004 compared to 2.65% for the quarter ended June 30, 2004 and 2.48% for the fourth fiscal quarter in 2003. The net interest margin was 2.64% for the twelve months ended September 30, 2004 compared to 2.48% for the same period in 2003. The improvement in the fiscal year was

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NORTHEAST PENNSYLVANIA FINANCIAL CORP.          4TH QUARTER EARNINGS FISCAL 2004
PAGE 4

primarily the result of lower costs on FHLB advances and reductions in the average rates paid on deposits. These reductions were offset in part by reductions in yields on loans and investment securities due to the low interest rate environment and the sale of higher yielding indirect automobile loans and corporate bonds. In November 2003, the Bank entered into several derivative contracts, which swapped the fixed rates it pays on $40.0 million of FHLB advances to variable rates. The effect of this transaction was to reduce the average rate the Bank is currently paying on these borrowings. Additionally, certain long-term, fixed-rate, higher-average rate advances matured during the first half of fiscal 2004 and were replaced with lower rate borrowings with similar durations.

NONINTEREST INCOME
------------------

Noninterest income increased $297,000, or 15%, and $1.4 million, or 14%, for the three and twelve month periods ended September 30, 2004, respectively, compared to the same periods in 2003. The quarterly increase was primarily due to an increase in gains on sales of fixed rate residential mortgage loans and investment securities. In the fourth fiscal quarter of 2003, the Company reported losses on sales of such securities and loans of approximately $200,000 compared to gains of approximately $154,000 in the fourth fiscal quarter of 2004. Noninterest income levels for the twelve months ended September 30, 2004 were higher as a result of a $798,000 gain on the sale of the Danville branch and the impact of a $1.5 million impairment loss on an equity investment in 2003. The 2004 increases were offset by reduced insurance premium income and lower levels of gains on the sale of residential mortgage loans as loan originations and sales decreased due to lower volumes.

NONINTEREST EXPENSE
-------------------

Noninterest expenses decreased by $3.1 million, or 35%, during the quarter ended September 30, 2004 compared to the same quarter in 2003. Noninterest expenses decreased by $5.6 million, or 19%, in the twelve-month period ended September 30, 2004 compared to the twelve months ended September 30, 2003. The majority of this decrease was due to reductions in salaries and benefits as the Company reduced staff in 2003 as part of a restructuring effort to better align the Bank's operational processes with its product offerings. The 2003 periods also included a $900,000 charge to earnings for one-time severance costs related to the resignation of the Company's former President and Chief Executive Officer. Occupancy costs also decreased as a result of the branch closings and the sale of the Bank's Danville branch. Data processing costs

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NORTHEAST PENNSYLVANIA FINANCIAL CORP.          4TH QUARTER EARNINGS FISCAL 2004
PAGE 5


increased between periods due to the Bank outsourcing its data processing to a third-party vendor in November 2003.

Thomas Petro, President and CEO said, "This past year has been incredibly productive and we have achieved the goals we established for the Company in its initial turnaround year. We have reduced the Company's levels of nonperforming assets, instituted pricing discipline across all of the Company's products, improved our operational processes and core profitability and developed a strategy to lead the Company in a new direction. Many challenges remain as we work toward the successful completion of the Company's turnaround. I am confident that the strategies we have developed and are executing will lead to long-term profitability and success."

The Company also announced a cash dividend of $0.06 per share payable to stockholders of record as of November 15, 2004. Payment of the dividend will be made on November 29, 2004. In June 2004, the Board authorized the repurchase of 209,000 shares (approximately 5%) of the Company's outstanding common stock. As of October 29, 2004, management has purchased 206,000 shares under this repurchase program at an average price of $17.22.

Northeast Pennsylvania Financial Corp. is the holding company of First Federal Bank, Higgins Insurance Associates, Inc., Abstractors Inc. and NEP Trust Co. The Company, through its subsidiaries, serves Northeastern and Central Pennsylvania through fifteen full-service branch office locations.

Statements contained in this news release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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NORTHEAST PENNSYLVANIA FINANCIAL CORP.          4TH QUARTER EARNINGS FISCAL 2004
PAGE 6


CONSOLIDATED STATEMENT OF  OPERATIONS (UNAUDITED)
(Dollars in  Thousands,  Except Per Share Data)


                                           Three Months Ended       12 Months Ended
                                                Sept. 30,              Sept. 30,
                                            2004         2003       2004        2003
                                            -----        ----       ----        ----
                                              (In Thousands, Except Per Share Data)
INTEREST INCOME
 Interest and fees on loans               $ 6,173      $ 7,898    $ 27,341    $33,196
 Mortgage-related securities                3,386        1,335      10,383      6,528
 Investment securities:
   Taxable                                    360        1,106       2,676      4,726
   Tax-exempt                                  96          214         562        914
                                          -------      -------    --------    -------
      Total interest income                10,015       10,553      40,962     45,364
                                          -------      -------    --------    -------
INTEREST EXPENSE
 Deposits                                   1,905        2,368       8,213     12,158
 Federal Home Loan Bank
  advances                                  2,749        3,044      10,570     11,978
 Trust-preferred debt                         283          268       1,073      1,052
                                          -------      -------    --------    -------
    Total interest expense                  4,937        5,680      19,856     25,188
                                          -------      -------    --------    -------

NET INTEREST INCOME                         5,078        4,873      21,106     20,176

Provision for loan losses                      50        5,022       1,444      6,852
                                          -------      -------    --------    -------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                 5,028         (149)     19,662     13,324
                                          -------      -------    --------    -------
NONINTEREST INCOME
  Service charges and other fees              626          881       2,852      2,840
  Insurance premium income                  1,007        1,026       3,698      3,937
  Trust fees                                  221          204         875        864
  Gain on sale of:
    Branch                                      -            -         798          -
    Assets acquired through foreclosure       (15)           5          39        134
    Loans                                      82         (140)        833      1,025
    Available for sale securities              72          (60)      1,292      1,319
    Furniture, fixtures and equipment           -            -          12          -
 Impairment loss on equity investment           -            -           -     (1,488)
 Other                                        219           (1)        936      1,345
                                          -------      -------    --------    -------
   Total noninterest income                 2,212        1,915      11,335      9,976
                                          -------      -------    --------    -------

NONINTEREST EXPENSE
 Salaries and employee
  benefits                                  3,333        5,082      12,833     15,480
 Occupancy costs                              665          776       2,741      3,229
 Amortization of intangibles                  227          289         872      1,061
 Data processing costs                        287          224       1,111        803
 Advertising                                   77           82         448        831
 Professional fees                            347          495       1,433      1,816
 Federal Home Loan Bank and other charges     220          357         937      1,059
 Other                                        647        1,571       3,236      4,920
                                          -------      -------    --------    -------
  Total noninterest expense                 5,803        8,876      23,611     29,199
                                          -------      -------    --------    -------
Income (loss) before income taxes           1,437       (7,110)      7,386     (5,899)
Income taxes (benefit)                        506       (2,644)      2,299     (1,829)
                                          -------      -------    --------    -------

NET INCOME (LOSS)                         $   931      $(4,466)   $  5,087    $(4,070)
                                          =======      =======    ========    =======
EARNINGS (LOSS) PER SHARE:
  Basic                                   $  0.25      $ (1.19)   $   1.32    $ (1.08)
                                          =======      =======    ========    =======
  Diluted                                 $  0.24      $ (1.19)   $   1.26    $ (1.08)
                                          =======      =======    ========    =======


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NORTHEAST PENNSYLVANIA FINANCIAL CORP.          4TH QUARTER EARNINGS FISCAL 2004
PAGE 7


CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
(Dollars in Thousands, Except Per Share Data)

                                                                               Sept. 30,              Sept. 30,
                                                                                  2004                   2003
                                                                              -----------            -----------
ASSETS
  Cash and cash equivalents                                                    $  26,938              $  20,142
  Investment securities available-for-sale                                       357,223                326,626
  Investment securities held-to-maturity (estimated market value of
    $1,015 at September 30, 2004 and $3,622 at September 30, 2003)                   998                  3,555
  Loans held for sale                                                                  -                  1,073
  Loans (less allowance for loan loss of $8,446 at September 30, 2004
    and $10,196 at September 30, 2003)                                           403,584                489,986
  Accrued interest receivable                                                      2,731                  3,892
  Assets acquired through foreclosure                                                315                  1,022
  Property and equipment, net                                                     10,820                 12,152
  Goodwill                                                                         3,255                  3,216
  Intangible assets                                                                7,129                  8,595
  Bank-owned life insurance                                                       11,362                 10,875
  Other assets                                                                    11,656                 15,161
                                                                               ---------              ---------
      TOTAL ASSETS                                                             $ 836,011              $ 896,295
                                                                               =========              =========
LIABILITIES
  Deposits                                                                       483,441                547,305
  Federal Home Loan Bank advances                                                243,867                258,901
  Trust-preferred debt                                                            22,681                 22,000
  Other borrowings                                                                20,426                    529
  Advances from borrowers for taxes and insurance                                  1,178                  1,239
  Accrued interest payable                                                         1,380                  1,318
      Other liabilities                                                            4,604                  6,646
                                                                               ---------              ---------
       TOTAL LIABILITIES                                                         777,577                837,938
                                                                               ---------              ---------

STOCKHOLDERS' EQUITY
   Preferred stock ($.01 par value; 2,000,000 authorized shares;
     none issued)                                                                      -                      -
   Common stock ($.01 par value; 16,000,000 shares authorized,
     6,427,350 shares issued)                                                         64                     64
   Additional paid-in capital                                                     62,283                 61,879
   Common stock acquired by stock benefit plans                                   (2,668)                (3,772)
   Retained earnings - substantially restricted                                   33,245                 29,368
   Accumulated other comprehensive income (loss), net                                (99)                 1,730
   Treasury stock, at cost (2,451,551 shares at September 30, 2004
     and 2,250,756 shares at September 30, 2003)                                 (34,391)               (30,912)
                                                                               ---------              ---------
          TOTAL STOCKHOLDERS' EQUITY                                              58,434                 58,357
                                                                               ---------              ---------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 836,011              $ 896,295
                                                                               =========              =========

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NORTHEAST PENNSYLVANIA FINANCIAL CORP.          4TH QUARTER EARNINGS FISCAL 2004
PAGE 8


SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY (UNAUDITED)
(Dollars in Thousands, Except Per Share Data and Ratios)

                                                      Sept. 30,  June 30,   Sept. 30,   Sept. 30,
                                                        2004       2004       2003        2002
                                                        ----       ----       ----        ----
CAPITAL RATIOS(1):
Risk-based capital
    Tier 1 capital (required 4.0%)                      13.81%     12.43%      9.27%       9.45%
    Total (required 8.0%)                               15.07%     13.69%     10.52%      10.45%
 Core capital (required 4.0%)                            7.40%      6.84%      6.17%       5.81%

ASSET QUALITY INDICATORS:
 Nonperforming assets:
  Nonaccruing loans                                   $ 6,869    $ 7,643    $12,479     $ 4,200
  Assets acquired through foreclosure                     315        269      1,022         547
  Troubled debt restructurings                              -          -          -          55
                                                      -------    -------    -------     -------

     Total nonperforming assets                       $ 7,184    $ 7,912    $13,501     $ 4,802
                                                      =======    =======    =======     =======

Ratio of nonperforming assets to total assets            0.86%      0.90%      1.51%       0.53%
                                                      =======    =======    =======     =======

Ratio of allowance for loan losses to total loans        2.04%      2.03%      2.03%       1.10%
                                                      =======    =======    =======     =======

Ratio of allowance for loan losses to
 nonaccruing loans and troubled debt restructurings    122.96%    112.91%     81.71%     128.06%
                                                      =======    =======    =======     =======

                                         At and for the three months ended
                                     Sept. 30,   June 30,   March 31   Dec. 31,
                                       2004       2004       2004       2003
                                       ----       ----       ----       ----

PERFORMANCE RATIOS:
   Return on average assets (2)        0.43%      0.47%      0.98%      0.48%
   Return on average equity (2)        6.59%      6.87%     13.75%      7.06%
   Net interest margin (2) (3)         2.53%      2.65%      2.77%      2.63%

OTHER:
   Book value per share             $ 14.70    $ 13.77    $ 14.85    $ 14.08
   Stock price                      $ 16.51    $ 17.15    $ 18.40    $ 19.21
   Employees                            272        268        261        272

                                                For the 12 Months Ended
                                             Sept. 30,          Sept. 30,
                                               2004               2003
                                             ---------          ---------

PERFORMANCE RATIOS:
 Return on average assets                      0.59%             (0.46)%
 Return on average equity                      8.62%             (6.27)%
 Net interest margin (3)                       2.64%              2.48%

(1)  Represents  the capital  ratios of First Federal Bank
(2)  Annualized
(3)  Computed on a fully tax equivalent basis

---------------------
CONTACT:
     Northeast Pennsylvania Financial Corp.
     Jerry Holbrook, 570-459-3700;
     Fax: 570-450-6110